                                    CONTENTS

         Fund Profile and Financial Highlights                                                One

         Message to Investors                                                                 Two

         Profiles of Portfolio Companies                                                      Five

         Schedule of Investments                                                              Six

         Balance Sheets                                                                       Nine

         Statements of Operations                                                             Ten

         Statements of Cash Flows                                                             Eleven

         Statements of Changes in Net Assets                                                  Twelve

         Selected Per Unit Data and Ratios                                                    Thirteen

         Notes to Financial Statements                                                        Fourteen

         Report of Independent Public Accountants                                             Eighteen

         Management's Discussion and Analysis of
         Financial Condition and Results of Operations                                        Nineteen

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                                  FUND PROFILE

         Fiduciary Capital Partners, L.P. (the "Fund") is a Delaware limited partnership that commenced operations on August 14, 1990. The Fund has elected to operate as a business development company under the Investment Company Act of 1940, as amended. The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations.

                              FINANCIAL HIGHLIGHTS


                                                                                As of December 31
                                                                            or Year Ended December 31
                                                          1995          1994           1993        1992         1991
                                                        ---------------------------------------------------------------
                                                                     (in thousands, except per Unit amounts)
- -----------------------------------------------------------------------------------------------------------------------

  Total Investment Income                               $ 2,669        $ 2,802        $ 3,133     $ 4,396      $ 3,827
  Net Investment Income                                   2,037          2,127          2,400       3,703        3,168
  Net Realized and Unrealized
    (Loss) Gain on Investments                           (2,592)         1,824            180         513            -
  Cash Distributions Declared to Partners                 1,815          2,995          3,228       3,282        2,872
  Cash Utilized to Repurchase Units                       2,355          2,949          2,165           -            -
  Total Assets                                           24,143         29,188         31,188      34,068       33,104
  Net Assets                                             23,623         28,347         30,339      33,153       32,219
  Value of Investments                                   23,799         27,729         30,465      33,419       31,917

Per Unit of Limited Partnership Interest:(1)
  Net Investment Income                                    1.33(2)        1.26(2)        1.33(2)     2.03         1.74
  Net Realized and Unrealized
    (Loss) Gain on Investments                            (1.70)(2)       1.08(2)         .10(2)      .29            -
  Cash Distributions Declared to Partners(3)               1.20           1.80           1.80        1.80         1.58
  Net Asset Value                                         16.79          18.55          17.98       18.36        17.84

- --------------
(1) Effective October 1, 1993, each $1,000 Unit was redenominated into fifty $20 Units. All amounts shown for prior periods have been restated to give effect to this redenomination.

(2) Calculated using the weighted average number of Units outstanding during the years ended December 31, 1995, 1994 and 1993 of 1,513,503, 1,669,129 and 1,791,201, respectively.

(3) Distribution amounts are reflected during the period in which the cash for the distribution was generated. A portion of the actual cash distributions are paid subsequent to such period.


                        ------------------------------
                                      ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------



                              MESSAGE TO INVESTORS

Dear Investor:

         We are pleased to provide a summary of the recent activities of Fiduciary Capital Partners, L.P. This Annual Report includes the Fund's audited financial statements for the year ended December 31, 1995. Unaudited interim financial statements for the first quarter of 1996 are also enclosed along with this Annual Report.

HIGHLIGHTS

         -- Distributions for 1995 totaled $1.20 per Unit, which represents an annualized rate equal to 6.0% of contributed capital.

         -- The Fund's net asset value per Unit was $16.79 at December 31, 1995 and $16.80 at March 31, 1996 as compared to $18.55 at December 31, 1994.

         -- The Fund redeemed 7.84% of its outstanding Units during November 1995 pursuant to the Fund's annual repurchase offer.

         [NET ASSET VALUE AND CUMULATIVE DISTRIBUTIONS PER UNIT CHART]

CASH DISTRIBUTIONS

         The Fund paid cash distributions of $.30 per Unit for each quarter of 1995. Each of these quarterly distributions represented an annualized rate equal to 6.0% of contributed capital. The 1995 cash distributions were paid entirely out of current net investment income.

         The distribution for the first quarter of 1996 was paid on May 15, 1996 in an amount equal to $.30 per Unit, or an annualized rate equal to 6.0% of contributed capital. This distribution consisted entirely of current and accumulated net investment income. We expect the remaining 1996 distributions to be made at the same 6.0% rate or greater.

         The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies, except to fund commitments made prior to December 31, 1995. This will impact the amount of the Fund's quarterly distributions for subsequent years because all proceeds from future dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any additional follow-on investments that the Fund may make in existing portfolio companies.

INVESTMENT ACTIVITY

         The Fund's subordinated debt investment in Protection One Alarm Monitoring, Inc. was prepaid during 1995. In addition, the Fund sold its subordinated debt investment in KB Alloys, Inc., all of its Carr-Gottstein Foods Co. and Protection One, Inc. common stock and a portion of its KEMET Corporation common stock during 1995. In the aggregate, the Fund recognized approximately $4.59 million of net gain, including applicable prepayment premiums, from these transactions.

         During May 1995, the Fund acquired a new portfolio investment in R.B.M. Precision Metal Products, Inc. ("RBM") at a cost of approximately $1.43 million. RBM, headquartered in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines. Its principal customer is Hewlett Packard. This new investment consists of $1,460,000 of 13.00% Senior Subordinated Secured Notes due May 24, 2002, with warrants to acquire common stock.

         During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled approximately $1.5 million, of which approximately $1.3 million was received during February 1996. The balance is being held in escrow to fund various transaction expenses and potential

                        ------------------------------
                                      TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. While the escrow amount must be maintained for a two year period, certain of the sellers' representations will survive for longer periods of time, which could result in the Fund being required to reimburse the purchaser for certain costs and expenses after the escrow is released. The Fund valued the Huntington warrants at December 31, 1995 at an amount approximately equal to 75% of the ultimate sales proceeds (not including the Fund's share of the escrow) due to the inherent uncertainty that existed at that time as to whether the sale would actually be consummated. The Fund recognized a realized gain of approximately $1.2 million for this transaction during February 1996. The Fund has not assigned any value to its share of the escrow because it is uncertain how much, if any, of the escrowed funds will ultimately be received by the Fund. Additional gain will be recognized if the Fund actually receives a distribution of any of the escrowed funds.

         During June 1994, the Fund acquired an investment in LMC Operating Corp. ("LMC"). LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light ground pressure vehicles, which are used primarily as snow-groomers. The investment consisted of $2,604,000 of 13.00% Senior Subordinated Notes due May 31, 1999, with warrants to acquire common stock.

         LMC has experienced significant operating difficulties since the Fund acquired its LMC investment during 1994. LMC's majority owner has taken a number of steps to improve LMC's operating and financial performance. These steps included hiring new senior management and significantly reducing staff. The majority owner has also contributed a significant amount of additional capital. However, it is anticipated that it will take some time for the company to regain its previous market position and return to profitability.

         During 1995, the majority owner requested that the Fund participate in a financial restructuring of LMC. The Fund agreed to the proposed restructuring, which was consummated during February 1996. As part of the restructuring, the Fund converted its existing LMC subordinated debt and warrants into preferred stock and agreed to make a follow-on investment for the purchase of $545,600 of new common stock. As a result of the restructuring, the Fund increased its ownership of LMC from approximately 13% to approximately 27%. Due to LMC's operational difficulties and the fact that the Fund now owns equity securities rather than debt securities, the Fund wrote its LMC investment down by $540,800 during November 1995.

         As of December 31, 1995, the Fund had committed to make three new portfolio investments. One of the committed investments, Atlas Environmental, Inc. ("Atlas"), was acquired during January 1996. The other two committed investments have been abandoned. The portion of the Fund's available capital that had been reserved for these abandoned investments is now reserved to fund either the Fund's 1996 annual repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies.

         The Fund's Atlas investment was acquired at a cost of approximately $3.86 million. Atlas, headquartered in Plantation, Florida, is a holding company that owns and manages companies in certain segments of the environmental services industry. The investment consists of $3,934,080 of 13.5% Senior Subordinated Secured Notes due January 19, 2003, with warrants to acquire 407,659 shares of common stock. The warrants have an exercise price of $8.00 per share. The Atlas common stock is currently traded over the counter on a limited basis with quotations provided via the OTC Bulletin Board under the symbol "ATEV".

         Canadian's was a women's specialty retailer, which had 53 stores on the East Coast, including stores in the New York City and Philadelphia metropolitan areas. As widely reported in the business press, retailers almost universally experienced extremely disappointing sales during the 1995 holiday season. Women's specialty retailers were especially hard hit. This situation was exacerbated by severe winter weather which hampered store operations from Boston to Washington, D.C. As a result, a number of apparel retailers filed for bankruptcy.

         Canadian's did not escape the retailing downturn and experienced significant operating problems. These problems culminated in Canadian's filing for Chapter 11 bankruptcy protection on February 21, 1996 and ceasing all operations during March 1996. As discussed in previous correspondence, Canadian's had embarked on a significant cost cutting program during the fall of 1995, which included closing marginal stores and reducing general and administrative costs. However, these measures were not sufficient to offset the negative impact of the unusually bad holiday season.

         As a result of these developments, it is evident that the Fund will not recover any of its approximately $4.76 million investment in Canadian's. Accordingly, the Fund recorded an unrealized loss for this amount during 1995. The loss became a realized loss during February 1996.

NET UNREALIZED GAIN (LOSS) ON PORTFOLIO INVESTMENTS

         The cumulative net unrealized gain (loss) on investments held

                        ------------------------------
                                     THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------

                        MESSAGE TO INVESTORS (CONTINUED)

by the Fund at March 31, 1996 and December 31, 1995, consisted of the following components:

                                                      Unrealized Gain (Loss) Recorded
                                                -----------------------------------------------
                                                March 31, 1996                December 31, 1995
- -----------------------------------------------------------------------------------------------
Amity                                             $734,495                         $ 872,172
KEMET                                              622,328                           660,751
Elgin / ENI                                        179,179                           161,379
MTI II                                            (249,766)                         (249,766)
Neodata                                           (337,944)                         (337,944)
LMC                                               (540,800)                         (540,800)
Huntington                                               -                           915,190
Canadian's                                               -                        (4,756,311)
- -----------------------------------------------------------------------------------------------
                                                  $407,492                       $(3,275,329)
===============================================================================================

         The KEMET equity investment consists of publicly traded common stock that was valued based upon actual trading prices. The Amity, Elgin/ENI, MTI II and Neodata valuation adjustments all relate to equity securities held by the Fund that are not traded in any liquid public markets. These equity securities were valued by the Managing General Partner pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. The valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. As discussed above, the unrealized gain
(loss) at December 31, 1995 with respect to the Huntington and Canadian's investments were realized during the three months ended March 31, 1996.

PERIODIC UNIT REPURCHASE POLICY

         The Fund's investors adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from investors, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. During November 1995, 119,705 Units (7.84% of the outstanding Units) were redeemed at a net asset value per Unit of $19.67 ($19.28, net of the 2% fee).

         The next opportunity to have the Fund repurchase your Units will occur during the fourth quarter of 1996. The repurchase offer will be mailed to investors on October 7, 1996, and the deadline for tendering Units for repurchase will be October 31, 1996. The repurchase price will be based on the net asset value per Unit on November 14, 1996 and payment for tendered Units will be made on November 21, 1996.

                                     * * *

         If you have any questions regarding your investment in the Fund, please call us at 800-866-7607.

Sincerely,

Paul Bagley, Chairman
FCM Fiduciary Capital Management Company

W. Duke DeGrassi, President
FCM Fiduciary Capital Management Company

May 17, 1996

                        ------------------------------
                                      FOUR

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                        PROFILES OF PORTFOLIO COMPANIES

         Neodata Corporation ("Neodata") Neodata, headquartered in Louisville, Colorado, is the largest contract fulfillment company in the world and a leader in providing fulfillment and marketing services to the magazine publishing industry.

         KEMET Corporation ("KEMET") KEMET, headquartered in Greenville, South Carolina, is a leading manufacturer and distributor of both solid tantalum and monolithic ceramic capacitors used as components in circuit boards. The KEMET stock is listed on the NASDAQ National Market System.

            VALUE OF 1995 YEAR-END INVESTMENTS BY PORTFOLIO COMPANY

                                  [PIE CHART]

Note: As of December 31, 1995, the Fund also held investments in Neodata and Canadian's, which were valued at a negligible amount.

         Huntington Holdings, Inc. ("Huntington") Huntington, headquartered in Huntington, Indiana, is one of the largest manufacturers and marketers of maintenance and cleaning chemicals in North America. Huntington produces a wide range of intermediate and final-stage cleansers, sterilants and disinfectants for use by hospitals, schools, nursing homes and various industries. Huntington was recently sold to Ecolab Inc., a New York Stock Exchange listed company.

         Amity Leather Products Co. ("Amity") Amity, headquartered in West Bend, Wisconsin, manufactures men's and ladies' fine personal leather goods and distributes these products to department stores, mass merchandisers and company-owned Wallet Works stores. Amity markets its products under the brand names of Rolfs, Amity and LaGarde.

         Elgin National Industries, Inc. ("Elgin") Elgin, headquartered in Chicago, Illinois, is a diversified industrial company that is organized into three distinct segments. The Industrial Products Group manufactures specialty industrial threaded fasteners. The Manufacturing Group manufactures machinery and equipment for niches in coal and other mineral processing markets. The Engineering and Construction Group provides a full range of engineering, design and construction management services, including serving as a general contractor under turn-key design and build contracts.

         LMC Operating Corp. ("LMC") LMC, headquartered in Logan, Utah, is the leading U.S. manufacturer of light ground pressure vehicles. These vehicles are primarily used as snow-groomers and have several alternative uses including infrastructure development and maintenance in remote locations, right-of-way clean-up, search and rescue and military troop deployment. Primary purchasers of the vehicles include ski resorts, utility companies and various governmental agencies.

         MTI Holdings II, Inc. ("MTI II") MTI II's subsidiary, Mobile Technology, Inc. ("MTI"), is a provider of magnetic resonance imaging ("MRI") and computed tomography mobile shared-services.

         Canadian's Corp. ("Canadian's") Canadian's, headquartered in Fairfield, New Jersey, is a specialty retailer of moderately priced junior women's apparel and accessories. Canadian's filed for Chapter 11 bankruptcy protection on February 21, 1996.

         R.B.M. Precision Metal Products, Inc. ("RBM") RBM, headquarterd in Colorado Springs, Colorado, is a manufacturer of precision sheet metal enclosures, chassis and assemblies for business machines. Its principal customer is Hewlett Packard.

                        ------------------------------
                                      FIVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------



                            SCHEDULE OF INVESTMENTS

DECEMBER 31, 1995


- ---------------------------------------------------------------------------------------------------------------------------
    PRINCIPAL
     AMOUNT/                                                 INVESTMENT       AMORTIZED                     % OF TOTAL
     SHARES                  INVESTMENT                         DATE             COST           VALUE      INVESTMENTS
- ---------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

182,453.91 sh.         Neodata Corporation,
                       10.00% Class A Convertible            12/27/90 &
                       Preferred Stock - Series 2*           09/30/92          $ 337,945             $ 1

10,607.78 sh.          Neodata Corporation,                  12/27/90 &
                       Common Stock*                         09/30/92                  1               1
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                 337,946               2       0.0%
- ---------------------------------------------------------------------------------------------------------------------------
27,944 sh.             KEMET Corporation,
                       Common Stock(1)*                      07/11/91              9,905         670,656
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                   9,905         670,656        2.8
- ---------------------------------------------------------------------------------------------------------------------------
358.2 sh.              Huntington Holdings, Inc.,
                       Warrants to Purchase
                       Common Stock(2)*                      01/31/92            103,811       1,019,001
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                 103,811       1,019,001        4.3
- ---------------------------------------------------------------------------------------------------------------------------
75,856 sh.             Amity Leather Products Co.,
                       Warrants to Purchase Class B
                       Common Stock*                         07/30/92            104,091         918,506

27,392 sh.             Amity Leather Products Co.,
                       Class A Common Stock*                 07/30/92            273,920         331,677
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                 378,011       1,250,183        5.3
- ---------------------------------------------------------------------------------------------------------------------------
$6,087,185             Elgin National Industries, Inc.,
                       13.00% Senior Subordinated
                       Notes due 9/01/01(3)                  09/24/93          5,955,900       5,955,900

7,119.71 sh.           ENI Holding Corp.,
                       10.00% Preferred Stock
                       due 12/31/01                          09/24/93            711,971         873,350

489.27 sh.             ENI Holding Corp.,
                       Class B Common Stock*                 09/24/93             48,927          48,927

510.83 sh.             ENI Holding Corp.,
                       Warrants to Purchase Class B
                       Common Stock*                         09/24/93             51,078          51,078
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               6,767,876       6,929,255       29.1
- ---------------------------------------------------------------------------------------------------------------------------
$2,604,000             LMC Operating Corp.,
                       13.00% Senior Secured
                       Subordinated Term Notes
                       due 5/31/99(4)*                       06/10/94          2,479,440       2,055,819

17.447 sh.             LMC Operating Corp.,
                       Warrants to Purchase
                       Common Stock*                         06/10/94            117,180               1

17.36 sh.              LMC Credit Corp.,
                       Warrants to Purchase
                       Common Stock*                         06/10/94                  1               1
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               2,596,621       2,055,821        8.6
- ---------------------------------------------------------------------------------------------------------------------------

             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                      SIX

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                      SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 1995


- ---------------------------------------------------------------------------------------------------------------------------
    PRINCIPAL
     AMOUNT/                                                 INVESTMENT       AMORTIZED                     % OF TOTAL
     SHARES                  INVESTMENT                         DATE             COST           VALUE      INVESTMENTS
- ---------------------------------------------------------------------------------------------------------------------------
42,404 sh.             MTI Holdings II, Inc.,                07/06/94 &
                       Common Stock*                         12/28/94            287,930          38,164
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                 287,930          38,164        0.2
- ---------------------------------------------------------------------------------------------------------------------------

$2,733,000             Canadian's Corp.,
                       13.50% Subordinated                   09/09/94 &
                       Notes due 09/01/02(5)*                12/29/94          2,629,752               1

$334,000               Canadian's Holdings, Inc.,
                       12.00% Exchangeable
                       Redeemable Debentures                 09/09/94 &
                       due 8/31/04(6)*                       12/29/94            318,784               1

$147,778               Canadian's Corp.,
                       Promissory Notes
                       due 01/31/97(7)*                      05/08/95            137,164               1

1,392,336 sh.          Canadian's Holdings, Inc.,
                       Common Stock*                         09/22/95             39,782               1

$1,630,834             Canadian's Corp.,
                       Collateralized Loan
                       Guarantee earning
                       interest at 13.75%
                       due 08/31/04                          09/22/95          1,630,834               1
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               4,756,316               5        0.0
- ---------------------------------------------------------------------------------------------------------------------------

$1,460,000             R.B.M. Precision Metal
                       Products, Inc., 13.00%
                       Senior Subordinated
                       Secured Notes due
                       5/24/02(8)                            05/24/95          1,355,774       1,355,774

497.639 sh.            R.B.M. Precision Metal
                       Products, Inc., Warrants to
                       Purchase Common Stock*                05/24/95             82,955          82,955
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               1,438,729       1,438,729        6.0
- ---------------------------------------------------------------------------------------------------------------------------
  Total Investments in Managed Companies (56.7% of net assets)                16,677,145      13,401,816       56.3
- ---------------------------------------------------------------------------------------------------------------------------

TEMPORARY INVESTMENTS:

$5,200,000             Ford Motor Credit Corporation,
                       5.563% Notes due 01/03/96             12/19/95          5,198,396       5,198,396

$5,200,000             General Electric Capital Corp.,
                       5.563% Notes due 01/03/96             12/19/95          5,198,396       5,198,396
- ---------------------------------------------------------------------------------------------------------------------------
  Total Temporary Investments (44.0% of net assets)                           10,396,792      10,396,792       43.7
- ---------------------------------------------------------------------------------------------------------------------------
  Total Investments (100.7% of net assets)                                   $27,073,937     $23,798,608      100.0%
===========================================================================================================================

             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                     SEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                      SCHEDULE OF INVESTMENTS (CONTINUED)

DECEMBER 31, 1995
- --------------------------------------------------------------------------------

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.

(2) Pursuant to the terms of the Fund's agreement with Huntington Holdings, Inc., under certain circumstances the number of shares issuable upon exercise of the warrants held by the Fund will increase periodically. The most recent such increase occurred on August 1, 1995 when the Fund received the right to an additional 33.6 shares.

(3) The notes will amortize in eight equal quarterly installments of $760,898 commencing on 11/30/99.

(4) The notes will amortize as follows: $32,623 on 9/01/97, $33,683 on 12/01/97, $34,777 on 3/01/98, $35,908 on 6/01/98, $37,075 on 9/01/98,
     $38,280 on 12/01/98, $39,524 on 3/01/99 and $2,352,130 on 5/31/99. The
     accrual of interest on the notes was discontinued by the Fund effective December 1, 1995. In addition, the Fund has agreed to restructure its LMC investment. The restructuring will involve a conversion of the Fund's existing subordinated debt and warrants into preferred stock and a follow-on investment in LMC for the purchase of new common stock. (Notes 12 and 13)

(5) The notes will amortize in twelve equal quarterly installments of $227,750 commencing on 12/01/99. The notes also bear contingent additional interest to be computed under a specified formula. The accrual of interest on the notes was discontinued by the Fund effective December 31, 1995. (Note 12)

(6) The debentures are convertible into Canadian's Holdings, Inc. common stock. The accrual of interest on the debentures was discontinued by the Fund effective April 1, 1995. (Note 12)

(7) The notes bear interest equal to the prime rate, plus 5%. The accrual of interest on the notes was discontinued by the Fund effective October 1, 1995. (Note 12)

(8) The notes will amortize in three equal annual installments of $486,667 commencing on 5/24/00.

*    Non-income producing security.

             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        ------------------------------
                                     EIGHT

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                                 BALANCE SHEETS

DECEMBER 31, 1995 AND 1994

- --------------------------------------------------------------------------------------------------------
                                                                             1995            1994
- --------------------------------------------------------------------------------------------------------
ASSETS:
  Investments (Notes 2, 10, 11, 12 and 13)
    Portfolio investments, at value:
      Managed companies (amortized cost -
         $16,677,145 and $18,948,391, respectively)                      $13,401,816     $22,853,071
    Temporary investments, at amortized cost                              10,396,792       4,876,188
- --------------------------------------------------------------------------------------------------------
      Total investments                                                   23,798,608      27,729,259
  Cash and cash equivalents (Note 2)                                         200,969         171,999
  Accrued interest receivable (Note 12)                                      140,490         627,846
  Other assets, including receivables from sale of investments                 3,206         659,011
- --------------------------------------------------------------------------------------------------------
    Total assets                                                         $24,143,273     $29,188,115
========================================================================================================
LIABILITIES:
  Due to affiliates (Notes 6, 7, 8 and 9)                                   $ 60,372        $ 52,354
  Accounts payable and accrued liabilities                                    33,177          34,688
  Prepaid interest income                                                          -          60,146
  Distributions payable to partners (Note 3)                                 426,438         694,068
- --------------------------------------------------------------------------------------------------------
    Total liabilities                                                        519,987         841,256
- --------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (NOTE 13)
NET ASSETS (NOTES 3 AND 4):
  Managing General Partner                                                    (3,725)         19,965
  Limited Partners (equivalent to $16.79
    and $18.55, respectively, per limited
    partnership unit based on 1,407,244
    and 1,526,949 units outstanding) (Note 5)                             23,627,011      28,326,894
- --------------------------------------------------------------------------------------------------------
      Net assets                                                          23,623,286      28,346,859
- --------------------------------------------------------------------------------------------------------
         Total liabilities and net assets                                $24,143,273     $29,188,115
========================================================================================================

     The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                      NINE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                            STATEMENTS OF OPERATIONS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

- -----------------------------------------------------------------------------------------------------------------------
                                                                             1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
INVESTMENT INCOME:
  Income:
    Interest                                                              $2,626,521      $2,748,575      $3,132,724
    Other income                                                              42,325          53,171               -
- -----------------------------------------------------------------------------------------------------------------------
      Total investment income                                              2,668,846       2,801,746       3,132,724
- -----------------------------------------------------------------------------------------------------------------------
  Expenses:
    Investment advisory fees (Note 6)                                        228,980         274,085         316,113
    Fund administration fees (Note 7)                                        143,370         143,370         143,370
    Independent General Partner fees
      and expenses (Note 8)                                                   58,015          57,620          55,687
    Administrative expenses (Note 7)                                          80,147          80,269          81,695
    Professional fees                                                         71,869          51,252          59,701
    Amortization                                                               9,323          11,160          11,160
    Other expenses                                                            39,956          57,101          64,982
- -----------------------------------------------------------------------------------------------------------------------
      Total expenses                                                         631,660         674,857         732,708
- -----------------------------------------------------------------------------------------------------------------------
NET INVESTMENT INCOME                                                      2,037,186       2,126,889       2,400,016
- -----------------------------------------------------------------------------------------------------------------------
REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on investments (Note 10)                      4,588,421      (2,532,109)      1,089,907
    Net change in unrealized (loss) gain
      on investments (Note 11)                                            (7,180,010)      4,356,233        (910,109)
- -----------------------------------------------------------------------------------------------------------------------
         Net (loss) gain on investments                                   (2,591,589)      1,824,124         179,798
- -----------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN NET
  ASSETS RESULTING FROM OPERATIONS                                        $ (554,403)     $3,951,013      $2,579,814
=======================================================================================================================

 The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                      TEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                            STATEMENTS OF CASH FLOWS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

- -----------------------------------------------------------------------------------------------------------------------
                                                                             1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (decrease) increase in net assets
    resulting from operations                                            $  (554,403)    $ 3,951,013    $  2,579,814
  Adjustments to reconcile net increase
    in net assets resulting from operations
    to net cash provided by operating activities:
      Accreted discount on portfolio investments                             (84,359)        (57,498)        (34,431)
      Amortization                                                             9,323          11,160          11,160
      Change in assets and liabilities:
         Accrued interest receivable                                         487,356        (252,799)       (106,925)
         Other assets                                                          1,334           4,749          (3,014)
         Due to affiliates                                                     9,164             712         (16,859)
         Accounts payable and accrued liabilities                             (1,511)          3,263           4,500
         Prepaid interest income                                             (60,146)         60,146               -
      Net realized (gain) loss on investments                             (4,588,421)      2,532,109      (1,089,907)
      Net change in unrealized loss (gain)
         on investments                                                    7,180,010      (4,356,233)        910,109
- -----------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                              2,398,347       1,896,622       2,254,447
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of portfolio investments                                       (3,198,810)     (5,524,231)    (13,953,009)
  Proceeds from dispositions of portfolio investments                     10,786,839      12,210,282      12,855,622
  (Purchase) sale of temporary investments, net                           (5,520,606)     (2,712,730)      4,265,332
- -----------------------------------------------------------------------------------------------------------------------
    Net cash provided by investing activities                              2,067,423       3,973,321       3,167,945
- -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions paid to partners                                     (2,082,203)     (3,067,492)     (3,282,000)
  Repurchase of limited partnership units                                 (2,354,597)     (2,948,767)     (2,164,915)
  Deferred repurchase plan costs                                                   -           1,036          (1,036)
- -----------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                 (4,436,800)     (6,015,223)     (5,447,951)
- -----------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          28,970        (145,280)        (25,559)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                               171,999         317,279         342,838
- -----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $   200,969     $   171,999    $    317,279
- -----------------------------------------------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Investments exchanged for other investments                            $         -     $   287,930    $          -
=======================================================================================================================

 The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                     ELEVEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------



                      STATEMENTS OF CHANGES IN NET ASSETS

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

- -----------------------------------------------------------------------------------------------------------------------
                                                                             1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
Increase in net assets resulting from operations:
  Net investment income                                                  $ 2,037,186     $ 2,126,889     $ 2,400,016
  Net realized gain (loss) on investments                                  4,588,421      (2,532,109)      1,089,907
  Net change in unrealized (loss) gain
    on investments                                                        (7,180,010)      4,356,233        (910,109)
- -----------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in net assets
         resulting from operations                                          (554,403)      3,951,013       2,579,814
Repurchase of limited partnership units (Note 5)                          (2,354,597)     (2,948,767)     (2,164,915)
Distributions to partners from -
  Net investment income                                                   (1,814,573)     (2,126,889)     (3,175,434)
  Realized gain on investments                                                     -        (867,798)        (52,939)
- -----------------------------------------------------------------------------------------------------------------------
    Total decrease in net assets                                          (4,723,573)     (1,992,441)     (2,813,474)
Net assets:
  Beginning of year                                                       28,346,859      30,339,300      33,152,774
- -----------------------------------------------------------------------------------------------------------------------
  End of year (including undistributed net investment
    income of $222,613, $0 and $0, respectively)                         $23,623,286     $28,346,859     $30,339,300
=======================================================================================================================



 The accompanying notes to financial statements are an integral part of these financial statements.

                        ------------------------------
                                     TWELVE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                      SELECTED PER UNIT DATA AND RATIOS(1)

FOR EACH OF THE YEARS ENDED DECEMBER 31, 1995, 1994, 1993, 1992 AND 1991

- -----------------------------------------------------------------------------------------------------------------------
                                                    1995            1994            1993           1992        1991
- -----------------------------------------------------------------------------------------------------------------------
PER UNIT DATA:
  Investment income                                 $ 1.74(2)      $ 1.66(2)       $ 1.73 (2)     $ 2.41       $ 2.10
  Expenses                                            (.41)(2)       (.40)(2)        (.40)(2)       (.38)        (.36)
- -----------------------------------------------------------------------------------------------------------------------
      Net investment income                           1.33(2)        1.26(2)         1.33 (2)       2.03         1.74
  Net realized gain (loss) on investments             3.00(2)       (1.50)(2)         .60 (2)        .03            -
  Net change in unrealized (loss) gain
   on investments                                    (4.70)(2)       2.58(2)         (.50)(2)        .26            -
  Effect of unit repurchases on
   net asset value                                    (.19)           .03            (.01)             -            -
  Distributions declared to partners                 (1.20)         (1.80)          (1.80)         (1.80)       (1.58)
- -----------------------------------------------------------------------------------------------------------------------
      Net (decrease) increase in net asset value     (1.76)           .57            (.38)           .52          .16
       Net asset value:
         Beginning of period                         18.55          17.98           18.36          17.84        17.68
- -----------------------------------------------------------------------------------------------------------------------
         End of period                              $16.79         $18.55          $17.98         $18.36       $17.84
=======================================================================================================================
RATIOS:
  Ratio of expenses to average net assets             2.23%          2.24%           2.24%          2.13%        2.03%
  Ratio of net investment income to
   average net assets                                 7.19%          7.06%           7.34%         11.36%        9.74%
Number of limited partnership units
 at end of period(1)                             1,407,244      1,526,949       1,687,121      1,805,100    1,805,100

- ---------------
(1) Effective October 1, 1993, each $1,000 limited partnership unit was redenominated into fifty $20 limited partnership units. All amounts shown for prior periods have been restated to give effect to this redenomination.

(2) Calculated using the weighted average number of limited partnership units outstanding during the years ended December 31, 1995, 1994 and 1993 of 1,513,503, 1,669,129 and 1,791,201, respectively.

    The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                        ------------------------------
                                    THIRTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                         NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 1995 AND 1994

1.       ORGANIZATION AND PURPOSE

         Fiduciary Capital Partners, L.P. (the "Fund"), a Delaware limited partnership, was formed on October 20, 1988 to operate as a business development company under the Investment Company Act of 1940. The Fund's operations commenced on August 14, 1990.

         FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of, and the investment adviser to, the Fund, is responsible, subject to the supervision of the Independent General Partners, for overseeing and monitoring the Fund's investments.

         The investment objective of the Fund is to provide current income and capital appreciation by investing primarily in subordinated debt and related equity securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations. These investments are referred to herein as "portfolio investments". Managed companies are those to which significant managerial assistance is offered.

         As set forth in the Partnership Agreement, the Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies, the Fund is no longer permitted to acquire investments in new portfolio companies, except to fund commitments made prior to December 31, 1995. (See Note 13.)

         A separate fund, Fiduciary Capital Pension Partners, L.P. ("FCPP"), was also formed on October 20, 1988 for tax-exempt investors with investment objectives, policies and restrictions similar to those of the Fund. While the Fund and FCPP have co-invested in each of the portfolio investments, each fund is accounted for separately. Each fund's participation in the portfolio investments is in proportion to the amount of capital that each fund had available for investment at the time each investment was acquired. Certain expenses are allocated between the funds based on the amount of each fund's total capital. The accompanying financial statements include only the activities of the Fund.

2.       SIGNIFICANT ACCOUNTING POLICIES

         Accounting Method The Fund maintains its accounting records, prepares financial statements and files its tax returns using the accrual method of accounting.

         Valuation of Investments FCM values the Fund's investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and asked prices, as of the valuation date. The Fund discounts these closing market prices between 5% and 20% to reflect lack of liquidity, if the Fund's securities are subject to legal or contractual trading restrictions, or to reflect the potential market impact which could result from the sale of the securities, if the Fund and FCPP combined own a material percentage of the outstanding securities. The amount of the discount varies based upon the type of restriction, the time remaining on the restriction and the size of the holding.

         Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures which have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). Debt securities with attached warrants for the purchase of common stock are initially recorded at a discount from face value equal to the estimated relative value of the warrants at date of investment. The discount is amortized to income as an adjustment to yield from the debt securities. Face value less unamortized discount represents the "amortized cost" of the debt securities.

         The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         Temporary investments with maturities of less than 60 days are stated at amortized cost, which approximates market value. Under this method, temporary investments are valued at cost when purchased and thereafter a constant proportionate amortization of any discount or premium is recorded until maturity of the investment.

         Cash and Cash Equivalents The Fund considers investments

                        ------------------------------
                                    FOURTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

in money market funds to be cash equivalents.

         Interest Receivable on Notes Notes are placed on non-accrual status in the event of a default (after any applicable grace period expires) or if FCM determines that there is no reasonable expectation of collecting the interest.

         Income Taxes No provision for income taxes has been made in the financial statements because taxes on Fund income are the responsibility of the individual partners rather than the Fund.

         Investment Transactions The Fund records portfolio investment transactions on the date on which it obtains an enforceable right to demand the securities or payment thereof and records temporary investment transactions on the trade date. Realized gains and losses on investments are determined on the basis of specific identification for both accounting and tax purposes.

3.       ALLOCATIONS OF PROFITS, LOSSES AND CASH DISTRIBUTIONS

         Pursuant to the Partnership Agreement, all income derived from temporary investments will be distributed and allocated 99% to the Limited Partners and 1% to FCM. Net investment income will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative non-compounded preferred return of 9% per annum on their capital contributions to the Fund, then (ii) 70% to the Limited Partners and 30% to FCM until FCM has received 10% of all current and prior distributions and allocations, and thereafter, (iii) 90% to the Limited Partners and 10% to FCM.

         Proceeds from capital transactions will, in general, be distributed and allocated: (i) 99% to the Limited Partners and 1% to FCM until the Limited Partners have received a cumulative, non-compounded preferred return of 9% per annum on their capital contribution to the Fund from net investment income, capital transactions, or both, then (ii) 100% to the Limited Partners until they have received a return of their capital contributions to the Fund, and thereafter, (iii) 80% to the Limited Partners and 20% to FCM.

         All cash distributions and earnings since the inception of the Fund have been allocated 99% to the Limited Partners and 1% to FCM.

4.       CAPITAL CONTRIBUTIONS

         Upon formation of the Fund, FCM contributed $4,000 for its general partner interest in the Fund. Units of limited partnership interest ("Units") were then sold in a public offering. The Fund held three closings between August 14, 1990 and October 18, 1990, receiving gross offering proceeds of $36,102,000. Commissions and other offering costs were charged against proceeds resulting in net capital contributions from Limited Partners of $31,860,015.

5.       PERIODIC UNIT REPURCHASE PLAN

         The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to repurchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units.

         Repurchases of Units since the adoption of the plan can be summarized as follows:

                                              Units Repurchased               Net Asset Value per Unit
                                              -----------------               ------------------------
                                                         Percentage
       Date of                                         of Outstanding                       Net of the
  Repurchase Offer                      Number              Units              Gross          2% Fee
  ----------------                      ------              -----              -----          ------
November 1993                           117,979             6.54%             $18.35          $17.98
November 1994                           160,172             9.49%              18.41           18.04
November 1995                           119,705             7.84%              19.67           19.28

6.       INVESTMENT ADVISORY FEES

         As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $228,980, $274,085 and $316,113 were incurred by the Fund for 1995, 1994 and
1993, respectively.

7.       FUND ADMINISTRATION FEES

         As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $143,370 were incurred each year by the Fund during 1995, 1994 and 1993. FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $80,147, $80,269 and $81,695 for 1995, 1994 and 1993, respectively.

                         ------------------------------
                                    FIFTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

         As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and FCPP an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses of $58,015, $57,620 and $55,687 were incurred by the Fund for 1995, 1994 and 1993, respectively.

9.       OTHER RELATED PARTY TRANSACTIONS

         FCM and its affiliates are entitled to reimbursement of certain direct expenses paid on behalf of the Fund. Such reimbursable expenses amounted to $172,443, $175,297 and $242,719 during 1995, 1994 and 1993, respectively.

10.      PORTFOLIO INVESTMENTS

         The Fund's portfolio investments consist primarily of high-yield private placement securities issued as the mezzanine financing of privately structured, friendly leveraged buyouts, leveraged acquisitions and leveraged recapitalizations, and are generally linked with an equity participation. The risk of loss upon default by an issuer is greater than with investment grade securities because high-yield securities are generally unsecured and are usually subordinated to other creditors of the issuer. Also, these issuers usually have higher levels of indebtedness and are more sensitive to adverse economic conditions than investment grade issuers. Most of these securities are subject to resale restrictions and generally there is no quoted market for such securities.

         Although the Fund cannot eliminate the risks associated with its investments in these high-yield securities, it has established risk management procedures. The Fund subjects each prospective investment to rigorous analysis, and makes only those investments that are recommended by FCM and that meet the Fund's investment guidelines or that have otherwise been approved by the Independent General Partners. The Fund also has procedures in place to continually monitor its portfolio companies.

         As of December 31, 1995, the Fund held portfolio investments in nine Managed Companies, with an aggregate cost of approximately $16.7 million. During the year ended December 31, 1995, the Fund exercised the Protection One, Inc. warrants it held, acquired a new portfolio investment in R.B.M. Precision Metal Products, Inc. and acquired two follow-on investments in Canadian's
Corp. ("Canadian's") at a total cost of approximately $3.2 million.

         The Fund's subordinated debt investment in Protection One Alarm Monitoring, Inc. was prepaid during 1995. In addition, the Fund sold its subordinated debt investment in KB Alloys, Inc., all of its Carr-Gottstein Foods Co. and Protection One, Inc. common stock and a portion of its KEMET Corporation common stock during 1995. The Fund received $10,141,691 in proceeds, including applicable prepayment premiums, resulting in aggregate realized gains of $4,588,421.

         The Fund has pledged the common stock and warrants it owns in Amity Leather Products Co. ("Amity") as collateral for Amity's corporate debt. None of the Fund's other portfolio investments have been pledged or otherwise encumbered.

11.      UNREALIZED GAIN (LOSS) ON INVESTMENTS

         As of December 31, 1994, the Fund had recorded net unrealized gain on investments of $3,904,681. During 1995, the Fund recorded $777,782 of unrealized gain and $5,622,311 of unrealized loss on investments. In addition, the Fund disposed of investments during 1995 with respect to which the Fund had recorded $2,335,481 of net unrealized gain during prior years. Therefore, at December 31, 1995, the Fund had net unrealized loss on investments of $3,275,329.

12.      NON-ACCRUAL STATUS OF INVESTMENTS

         In accordance with the Fund's accounting policies, the Fund stopped accruing interest on (i) the Canadian's Holdings, Inc. Exchangeable Redeemable Debentures effective April 1, 1995, (ii) the Canadian's Promissory Notes effective October 1, 1995, (iii) the Canadian's Subordinated Notes effective December 1, 1995 and (iv) the LMC Operating Corp. ("LMC") Senior Subordinated Notes effective December 1, 1995.

13.      COMMITMENTS AND CONTINGENCIES

         As of December 31, 1995, the Fund had issued commitments to make new portfolio investments in Atlas Environmental, Inc. ("Atlas"), Monaco Finance, Inc. and Advantage Funding Group, Inc. In addition, the Fund had agreed in principle to a restructuring of its LMC investment, which involves a conversion of the Fund's existing subordinated debt and warrants into preferred stock and a follow-on investment in LMC for the purchase of new common stock.

         On January 25, 1996, the Fund closed the investment in Atlas, a managed company, at a cost of $3,855,398. The investment consists of $3,934,080 of 13.5% Senior Subordinated

                        ------------------------------
                                    SIXTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Secured Notes due January 19, 2003, with warrants to acquire 407,659 shares of common stock. The warrants have an exercise price of $8.00 per share. The Atlas common stock is currently traded over the counter on a limited basis with quotations provided via the OTC Bulletin Board under the symbol "ATEV".

         The proposed Advantage investment was abandoned during January 1996. The portion of the Fund's available capital that had been reserved for this investment is now reserved to fund the Fund's 1996 annual repurchase offer.

         The Fund may not ultimately fund both of the remaining commitments since each of the commitments is subject to various contingencies.

         FCM had been named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated and a number of its affiliates concerning the sale of 70 different limited partnerships and other direct investment programs. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice.

         During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Fund.

         FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

14.      RECONCILIATION TO INCOME TAX METHOD OF ACCOUNTING

         The following is a reconciliation of the net increase in net assets resulting from operations in the accompanying financial statements to the taxable income reported for federal income tax purposes:

- -----------------------------------------------------------------------------------------------------------------------
                                                                             1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase
  in net assets resulting
  from operations per
  financial statements                                                    $ (554,403)     $3,951,013      $2,579,814
Increase (decrease)
 resulting from:
  Unrealized loss (gain)
    on investments                                                         7,180,010      (4,356,233)        910,109
  Interest income                                                             43,604         (43,604)              -
  Fee income, net of
   amortization                                                              (78,385)        (29,167)        187,759
  Amortization of
   organization and
   start-up costs                                                            (14,367)        (29,452)        (29,452)
  Losses on investments
   not yet recognized for
   income tax purposes                                                             -       3,547,375               -
  Other                                                                      (45,884)        (51,753)          7,100
- -----------------------------------------------------------------------------------------------------------------------
Taxable income per
  federal income tax
  return                                                                  $6,530,575      $2,988,179      $3,655,330
=======================================================================================================================

         The following is a reconciliation of the amount of the Fund's net assets as shown in the accompanying financial statements and the tax bases of the Fund's net assets:

- -----------------------------------------------------------------------------------------------------------------------
                                                                             1995            1994           1993
- -----------------------------------------------------------------------------------------------------------------------
Net assets per
 financial statements                                                    $23,623,286     $28,346,859     $30,339,300
  Losses on investments
   not yet recognized for
   income tax purposes                                                     3,547,375       3,547,375               -
  Syndication, organization
   and start-up costs, net                                                 3,360,886       3,371,072       3,805,823
  Unrealized loss (gain) on
   investments                                                             3,275,329      (3,904,680)        451,553
  Distributions payable                                                      426,438         694,068               -
  Fee income, net of
   amortization                                                               80,207         158,592         187,759
  Accrued expenses                                                            20,176          24,518          23,100
  Prepaid interest income                                                          -          60,146               -
  Accrued interest income                                                          -        (103,750)              -
- -----------------------------------------------------------------------------------------------------------------------
Tax bases of net assets                                                  $34,333,697     $32,194,200     $34,807,535
=======================================================================================================================

                        ------------------------------
                                   SEVENTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Fiduciary Capital Partners, L.P.:

         We have audited the accompanying balance sheets of Fiduciary Capital Partners, L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, including the schedule of investments as of December 31, 1995, and the related statements of operations, cash flows and changes in net assets for each of the three years in the period ended December 31, 1995 and the selected per unit data and ratios for the five years then ended. These financial statements and per unit data and ratios are the responsibility of the partnership's managing general partner. Our responsibility is to express an opinion on these financial statements and per unit data and ratios based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and per unit data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1995 and 1994, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements and selected per unit data and ratios referred to above present fairly, in all material respects, the financial position of Fiduciary Capital Partners, L.P. as of December 31, 1995 and 1994, and the results of its operations, its cash flows and the changes in its net assets for each of the three years in the period ended December 31, 1995, and the selected per unit data and ratios for the five years then ended, in conformity with generally accepted accounting principles.

         As discussed in Note 2, the financial statements include investment securities valued at $12,731,160 at December 31, 1995 (53.9% of net assets) and $19,079,860 at December 31, 1994 (67.3% of net assets) whose values have been estimated by the managing general partner in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the managing general partner's estimate of values may differ significantly from the values that would have been used had a ready market existed for the securities and the differences could be material.

ARTHUR ANDERSEN LLP

Denver, Colorado
February 6, 1996.

                        ------------------------------
                                    EIGHTEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

         During 1990, the Fund completed a public offering of its Units. Net offering proceeds available to the Fund, after deducting commissions and other offering costs, totaled $31,860,015.

         The Fund has authority to borrow funds for operational purposes. To date, however, the Fund has not borrowed any funds and it has no established credit arrangements.

         The Fund's Limited Partners adopted a periodic unit repurchase plan during 1993. Pursuant to the terms of the repurchase policy, the Fund will annually offer to purchase from its Limited Partners, up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to purchase up to an additional 2% of the outstanding Units.

         Repurchases of Units since the adoption of the plan can be summarized as follows:

                                            Units Repurchased                    Net Asset Value per Unit
                                            -----------------                    ------------------------
                                                         Percentage
   Date of                                             of Outstanding                       Net of the
Repurchase Offer                         Number             Units              Gross          2% Fee
- ----------------                         ------             -----              -----          ------
November 1993                           117,979             6.54%             $18.35          $17.98
November 1994                           160,172             9.49%              18.41           18.04
November 1995                           119,705             7.84%              19.67           19.28

         As of December 31, 1995, the Fund held portfolio investments in nine Managed Companies, with an aggregate cost of approximately $16.7 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 56.7% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed IPOs of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET stock.

         As of December 31, 1995, the Fund's remaining assets were invested in short-term commercial paper. These funds are available for investment, for distribution to the partners or to fund the annual repurchase offer.

         During the year ended December 31, 1995, the Fund exercised the Protection One warrants it held, acquired a new portfolio investment in RBM and acquired two follow-on investments in Canadian's at a total cost of approximately $3.2 million.

         The Fund's subordinated debt investment in Protection One Alarm Monitoring, Inc. ("Protection One Alarm") was prepaid during 1995. In addition, the Fund sold its subordinated debt investment in KB Alloys, Inc. ("KB Alloys"), all of its Carr-Gottstein Foods Co. ("Carr-Gottstein") and Protection One, Inc. ("Protection One") common stock and a portion of its KEMET common stock during 1995. In the aggregate, the Fund received approximately $10.1 million in proceeds, including applicable prepayment premiums, from these transactions.

         Accrued interest receivable decreased $487,356 from $627,846 at December 31, 1994 to $140,490 at December 31, 1995. This decrease resulted primarily from the sale of the Fund's subordinated debt investment in KB Alloys during 1995 and the placing of the LMC subordinated debt on non-accrual status effective December 1, 1995. Under the terms of KB Alloys notes, a portion of the interest could be deferred at KB Alloys' option. As of December 31, 1994, KB Alloys had elected to defer payment of $462,634 of interest, which was included in the accrued interest receivable amount at December 31, 1994. As discussed below, the Fund stopped accruing interest on the LMC subordinated debt as a result of a commitment made by the Fund during November 1995 to exchange its LMC debt investment for LMC preferred stock as part of a financial restructuring of LMC.

         Other assets decreased $655,805, from $659,011 at December 31, 1994 to $3,206 at December 31, 1995. The balance at December 31, 1994 included a $645,148 receivable from the sale of KEMET common stock during December 1994. This amount was received by the Fund during January 1995. This decrease also resulted from a small decrease in prepaid expenses and the amortization of deferred organization expenses.

         Prepaid interest income decreased from $60,146 at December 31, 1994 to zero at December 31, 1995. This prepaid interest income was related to the Canadian's 13.50% Subordinated Notes, which required interest to be paid quarterly, in advance, to the Fund. Effective June 1, 1995, the notes were amended to provide for the interest to be paid monthly, in advance, on the first day of each month. The Fund placed these notes on non-accrual status effective December 1, 1995.

         Distributions payable to partners decreased $267,630, from

                        ------------------------------
                                    NINETEEN

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

$694,068 at December 31, 1994 to $426,438 at December 31, 1995. This decrease resulted primarily from a decrease in the quarterly distribution rate from $.45 per Unit to $.30 per Unit. The decrease also reflects a decrease in the number of outstanding Units as a result of the repurchase of Units by the Fund during November 1995.

         For 1995, the Fund declared cash distributions to its partners in the aggregate amount of $1,814,573. The distributions were paid in four equal (on a per-Unit basis) quarterly payments during the months of May, August and November 1995 and February 1996. Each of the distributions was equal to an annualized rate equal to 6% of contributed capital ($.30 per Unit) and were paid entirely out of current net investment income.

         The Fund expects 1996 distributions, beginning with the distribution payable during May 1996, to be made at a 6% distribution rate ($.30 per Unit per quarter) or greater. The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies, except to fund commitments made prior to December 31, 1995. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from future dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         As of December 31, 1995, the Fund had committed to make three new portfolio investments. In addition, the Fund had agreed in principle to a financial restructuring of LMC, which involves a conversion of the Fund's existing subordinated debt and warrants into preferred stock and a follow-on investment in LMC for the purchase of new common stock.

         One of the committed investments was acquired during January 1996, and a second investment is still pending (subject to various contingencies). In addition, the follow-on investment in LMC was made during February 1996. The third committed investment was abandoned. The portion of the Fund's available capital that had been reserved for the abandoned investment is now reserved to fund the Fund's 1996 annual repurchase offer.

         FCM had been named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated and a number of its affiliates concerning the sale of 70 different limited partnerships and other direct investment programs. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice.

         During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Fund.

         A similar, though smaller, suit was filed against PaineWebber and various affiliated entities (not including FCM) during February 1996 in a California state court.

         FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

RESULTS OF OPERATIONS

                         INVESTMENT INCOME AND EXPENSES

         The Fund's investment income consists primarily of interest income earned from the various debt investments which have been acquired by the Fund. Major expenses include the investment advisory fee, fund administration fee, professional fees and administrative expenses.

                             1995 Compared to 1994

         The Fund's net investment income was $2,037,186 for the year ended December 31, 1995 on total investment income of $2,668,846 as compared to net investment income of $2,126,889 on total investment income of $2,801,746 for the prior year. Net investment income per limited partnership unit increased from $1.26 to $1.33, and the ratio of net investment income to average net assets increased from 7.06% to 7.19% for the year ended December 31, 1995 in comparison to the prior year.

         Although total net investment income decreased from 1994 to 1995, net investment income per limited partnership unit increased. This occurred because of a decrease in the weighted average number of limited partnership units outstanding, which resulted from the repurchase of Units by the Fund during both

                        ------------------------------
                                     TWENTY

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

November 1994 and 1995.

         Net investment income for the year ended December 31, 1995 decreased primarily as a result of a decrease in investment income. The negative effect of the decrease in investment income was partially offset by a decrease in total expenses.

         Investment income decreased $132,900, or 4.7%, for the year ended December 31, 1995 in comparison to the prior year. This decrease resulted primarily from the $230,483 loss on the sale of the receivable for deferred interest due from KB Alloys, which was recorded as a reduction of interest income. In addition, there was a decrease from 1994 to 1995 in the amount of the Fund's average net assets and the Fund stopped accruing interest on its subordinated debt investments in Canadian's and LMC (see discussion below). The negative effect of these three items was partially offset by higher interest rates on both the Fund's temporary and subordinated debt investments.

         The Fund had average net assets of approximately $28.3 million during the year ended December 31, 1995 as compared to approximately $30.1 million during the prior year. This 6.0% decrease in average net assets occurred primarily as a result of the Fund's repurchase of its Units during both November 1994 and 1995. The negative effect of the repurchase of Units was partially offset by net gains achieved with respect to the Fund's investments (primarily the KEMET common stock).

         Total expenses decreased $43,197, or 6.4%, for the year ended December 31, 1995 in comparison to the prior year. This percentage decrease was greater than the 6.0% decline in the Fund's average net assets from 1994 to 1995. This decrease resulted primarily from decreases in investment advisory fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units during November 1994 and 1995 and the realization during July 1994 of the loss on the Fund's MTI investment. Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement) which is the base with respect to which the investment advisory fees are calculated. Other expenses decreased primarily as a result of a decrease in consulting fees. These decreases were partially offset by an increase in professional fees.

                             1994 Compared to 1993

         The Fund's net investment income was $2,126,889 for the year ended December 31, 1994 on total investment income of $2,801,746 as compared to net investment income of $2,400,016 on total investment income of $3,132,724 for the prior year. Net investment income per limited partnership unit decreased from $1.33 to $1.26, and the ratio of net investment income to average net assets decreased from 7.34% to 7.06% for the year ended December 31, 1994 in comparison to the prior year.

         Net investment income for the year ended December 31, 1994 decreased primarily as a result of a decrease in investment income. The negative effect of the decrease in investment income was partially offset by a decrease in total expenses.

         Investment income decreased $330,978, or 10.6%, for the year ended December 31, 1994 in comparison to the prior year. This decrease resulted primarily from a decrease of approximately 7.9% in the Fund's average net assets. The decrease in average net assets was primarily a result of the repurchase of Units by the Fund during both November 1993 and 1994. In addition, there was an increase from 1993 to 1994 in the relative portion of the Fund's total net assets that were invested in lower-yielding temporary investments and non-income producing equity investments and a decrease in the portion invested in higher-yielding subordinated debt investments. The negative effect of these items was partially offset by higher interest rates obtained in recent months on the Fund's temporary investments.

         Total expenses decreased $57,851, or 7.9%, for the year ended December 31, 1994 in comparison to the prior year. This aggregate decrease was equal to the percentage decline in the Fund's average net assets from 1993 to 1994. The decrease resulted primarily from decreases in investment advisory fees, professional fees and other expenses. The investment advisory fees decreased as a result of the repurchase of Units during November 1993 and 1994 and the realization during July 1994 of the loss on the Fund's MTI investment. Both the repurchase of Units and the realization of the MTI loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The decrease in professional fees and other expenses resulted primarily from legal fees and other costs incurred during 1993 in connection with the preparation of the proxy and consent solicitation.

                    NET REALIZED GAIN (LOSS) ON INVESTMENTS

         The Fund realized gains of $1,089,907 during the year ended December 31, 1993, net losses of $2,532,109 during the year ended December 31, 1994 and gains of $4,588,421 during the year ended December 31, 1995.

         The realized gains for 1993 consisted of gains, including applicable prepayment premiums, resulting from the prepayment by Neodata, KEMET Electronics and Carr-Gottstein of subordinated notes which were held by the Fund. During 1994,

                        ------------------------------
                                   TWENTY-ONE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the Fund realized gains, including applicable prepayment premiums, resulting from the prepayment by Huntington and Amity of subordinated notes that were held by the Fund and the sale of a portion of the KEMET common stock that was held by the Fund. The Fund also recognized a substantial realized loss as a result of MTI's financial restructuring which occurred during 1994.

         The realized gains for 1995 resulted from the following transactions:

         On February 28, 1995, the Fund sold 10,547 shares of KEMET common stock. The Fund received $326,324 of sales proceeds, resulting in a realized gain of $318,852.

         During April and May 1995, the Fund sold an additional 44,920 shares of KEMET common stock. The Fund received $1,973,532 of sales proceeds, resulting in realized gains of $1,941,692.

         On May 17, 1995, Protection One Alarm prepaid its $1,083,000 of 12.00% Senior Subordinated Notes that were carried by the Fund at an amortized cost of $997,917. The Fund received $1,137,150 of proceeds, including a prepayment premium, resulting in a realized gain of $139,233.

         On July 25, 1995, the Fund sold 9,587 shares of KEMET common stock. The Fund received $646,873 of sales proceeds, resulting in a realized gain of $640,078.

         On October 13, 1995, Carr-Gottstein announced that it was offering to purchase approximately 49% of its outstanding shares at a purchase price of $11.00 per share. The day before the offer, the stock was trading at $6.125 per share. The Fund tendered all of its 178,934 shares, of which 89,268 shares were repurchased by the company for a total amount of $981,948. The Fund sold its remaining shares in the open market shortly after the tender offer was completed. The Fund received $468,462 for the remaining 89,666 shares. In total, the Fund realized a gain of $555,708 from the disposition of its Carr-Gottstein stock.

         On November 6, 1995, the Fund sold 27,396 shares of KEMET common stock. The Fund received $956,326 of sales proceeds resulting in a realized gain of $946,617.

         During November 1995, the Fund sold all of its Protection One common stock. The Fund received $146,589 of sales proceeds resulting in a realized gain of $46,241.

         On December 4, 1995, the Fund sold the $3,561,003 of KB Alloys Senior Subordinated Term Notes it held to an unrelated institutional investor at a price of $4,002,044. KB Alloys was paying current interest on these notes at a rate of 13% per annum and, in addition the Fund was accruing a deferred interest component at a rate of 8% per annum. At the date of the sale, the notes had an amortized cost of $3,504,500 and accrued deferred interest totaled $728,027. Thus, the sales price was $230,483 less than the sum of the amortized cost of the notes and the accrued deferred interest. The $230,483 was recorded as an adjustment to interest income.

                   NET UNREALIZED GAIN (LOSS) ON INVESTMENTS

         FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

         Fair value for securities that are not fully traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method will be used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         Prior to 1992, the Fund had recorded cumulative net unrealized gain on investments of $458,556. During 1993, the Fund recorded $548,663 of unrealized gain and $802,365 of unrealized loss on investments. In addition, the Fund disposed of investments during 1993 with respect to which the Fund had recorded $656,407 of unrealized gain during prior years. Therefore, at December 31, 1993, the Fund had net unrealized loss on investments of $451,553.

         During 1994, the Fund recorded $2,085,990 of unrealized gain and $1,274,817 of unrealized loss on investments. In addition, the Fund disposed of investments during 1994 with respect to which

                        ------------------------------
                                   TWENTY-TWO

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the Fund had recorded $3,545,061 of net unrealized loss during prior years. Therefore, at December 31, 1994, the Fund had net unrealized gain on investments of $3,904,681.

         The net decrease in unrealized gain on investments during 1995 and the cumulative net unrealized loss on investments at December 31, 1995, consisted of the following components:

                                               Unrealized Gain (Loss) Recorded
                                                                  As of
Portfolio Investment                           During 1995   December 31, 1995
- ------------------------------------------------------------------------------
Unrealized net gain recorded during prior
  years with respect to investments
  disposed of during 1995                      $(2,335,481)        $        -
Neodata                                           (325,200)           (337,944)
KEMET                                              280,748             660,751
Huntington                                         338,228             915,190
Amity                                               87,610             872,172
Elgin / ENI                                         71,196             161,379
LMC                                               (540,800)           (540,800)
MTI II                                                   -            (249,766)
Canadian's                                      (4,756,311)         (4,756,311)
- -------------------------------------------------------------------------------
                                               $(7,180,010)        $(3,275,329)
===============================================================================

         The Neodata stock was written down to a negligible amount at March 31, 1995. The Fund has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt presently provides for the accrual, rather than current payment, of interest, the Company's debt has grown to a level which now exceeds the Fund's valuation.

         KEMET completed an IPO of its common stock on October 21, 1992. KEMET also declared a two-for-one stock split effective September 20, 1995. The stock, which trades on the NASDAQ National Market System, closed at $24.00 (an average of the closing bid and ask prices) on December 31, 1995. This price is up from the closing price (as restated for the two-for-one stock split) of $14.6875 on December 31, 1994. Based on the $24.00 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at December 31, 1995 had a market value of $670,656.

         During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996. The balance is being held in escrow to fund various transaction expenses and potential contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. While the escrow amount must be maintained for a two year period, certain of the sellers' representations will survive for longer periods of time, which could result in the Fund being required to reimburse the purchaser for certain costs and expenses after the escrow is released. The Fund valued the Huntington warrants at December 31, 1995 at an amount approximately equal to 75% of the ultimate sales proceeds (not including the Fund's share of the escrow) due to the inherent uncertainty that existed at that time as to whether the sale would actually be consummated.

         The Amity warrants and common stock were written up in value during 1995 to bring Amity's valuation more in line with the valuation of comparable companies in its industry.

         The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that is accruing with respect to the preferred stock.

         The MTI II common stock was written down in value at December 31, 1994 based upon an independent third party valuation of the company which was obtained by MTI's management.

         LMC has experienced significant operating difficulties since the Fund acquired its LMC investment during 1994. LMC's majority owner has taken a number of steps to improve LMC's operating and financial performance. These steps included hiring new senior management and significantly reducing staff. The majority owner has also contributed a significant amount of additional capital. However, it is anticipated that it will take some time for the company to regain its previous market position and return to profitability.

         During 1995, the majority owner requested that the Fund convert its subordinated debt and warrants to preferred stock and make a follow-on investment of $545,454 in order to help fund new product development. The Fund agreed to the proposed restructuring, which was consummated during February 1996. As a result of the restructuring, the Fund increased its ownership percentage from approximately 13% to approximately 27%. Due to LMC's operational difficulties and the fact that the Fund will now own equity securities rather than debt securities, the Fund wrote its LMC investment down by $540,800 during November 1995.

         Canadian's is a women's specialty retailer, which had 53 stores on the East Coast, including stores in the New York City and Philadelphia metropolitan areas. As widely reported in the

                        ------------------------------
                                  TWENTY-THREE

                        FIDUCIARY CAPITAL PARTNERS, L.P.
- --------------------------------------------------------------------------------


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

business press, retailers almost universally experienced extremely disappointing sales during the 1995 holiday season. Women's specialty retailers were especially hard hit. This situation was exacerbated by severe winter weather which hampered store operations from Boston to Washington, D.C. As a result, a number of apparel retailers have filed for bankruptcy.

         Canadian's did not escape the retailing downturn and experienced significant operating problems. These problems culminated in Canadian's filing for Chapter 11 bankruptcy protection on February 21, 1996. As discussed in the Fund's previous filings, Canadian's had embarked on a significant cost cutting program during the fall of 1995, which included closing marginal stores and reducing general and administrative costs. However, these measures were not sufficient to offset the negative impact of the unusually bad holiday season. The Fund expects to recover little, if any, of its Canadian's investment. As a result of these developments, the Fund wrote its Canadian's investment down to a negligible amount at December 31, 1995.

         FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.

INFLATION AND CHANGING PRICES

         Inflation has had no material impact on the operations or financial condition of the Fund from inception through December 31, 1995. However, inflation and changing prices, in addition to other factors, may effect the value and the eventual selling price of the Fund's investments.

                        ------------------------------
                                  TWENTY-FOUR

                                                                FUND INFORMATION


                                                FIDUCIARY CAPITAL PARTNERS, L.P.
                                                      410 17th Street, Suite 400
                                                          Denver, Colorado 80202
                                                                  (800) 866-7607

                                                        MANAGING GENERAL PARTNER
                                        FCM Fiduciary Capital Management Company

                                                                        AUDITORS
                                                             Arthur Andersen LLP
                                                                Denver, Colorado

                                                                   LEGAL COUNSEL
                                                       Dorsey & Whitney P.L.L.P.
                                                                Denver, Colorado

                                                                  TRANSFER AGENT
                                                        Service Data Corporation
                                                                 Omaha, Nebraska

                                                     A copy of the Annual Report
                                                 on Form 10-K, as filed with the
                                             Securities and Exchange Commission,
                                             will be furnished without charge to
                                                  Limited Partners upon request.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            SCHEDULE OF INVESTMENTS

                                 MARCH 31, 1996
                                  (unaudited)

- ----------------------------------------------------------------------------------------------------------------------------
Principal
Amount/                                           Investment          Amortized                   % of Total
Shares             Investment                        Date               Cost          Value       Investments
- ----------------------------------------------------------------------------------------------------------------------------
MANAGED COMPANIES:

182,453.91 sh.     Neodata Corporation,
                   10.00% Class A Convertible      12/27/90 &
                   Preferred Stock - Series 2*     09/30/92         $   337,945       $      1
10,607.78 sh.      Neodata Corporation,            12/27/90 &
                   Common Stock*                   09/30/92                   1              1
- ----------------------------------------------------------------------------------------------------------------------------
                                                                        337,946              2     0.0
- ----------------------------------------------------------------------------------------------------------------------------
27,944 sh.         KEMET Corporation,
                   Common Stock(1)*                07/11/91               9,905        632,233
- ----------------------------------------------------------------------------------------------------------------------------
                                                                          9,905        632,233     2.7
- ----------------------------------------------------------------------------------------------------------------------------
75,856 sh.         Amity Leather Products Co.,
                   Warrants to Purchase Class B
                   Common Stock*                   07/30/92             104,091        817,355
27,392 sh.         Amity Leather Products Co.,
                   Class A Common Stock*           07/30/92             273,920        295,151
- ----------------------------------------------------------------------------------------------------------------------------
                                                                        378,011      1,112,506     4.7
- ----------------------------------------------------------------------------------------------------------------------------
$6,087,185         Elgin National Industries, Inc.,
                   13.00% Senior Subordinated
                   Notes due 9/01/01(2)            09/24/93           5,961,309      5,961,309
7,119.71 sh.       ENI Holding Corp.,
                   10.00% Preferred Stock
                   due 12/31/01                    09/24/93             711,971        891,150
489.27 sh.         ENI Holding Corp.,
                   Class B Common Stock*           09/24/93              48,927        48,927
510.83 sh.         ENI Holding Corp.,
                   Warrants to Purchase Class B
                   Common Stock*                   09/24/93              51,078        51,078
- ----------------------------------------------------------------------------------------------------------------------------
                                                                      6,773,285      6,952,464    29.4
- ----------------------------------------------------------------------------------------------------------------------------
260,400 sh.        LMC Operating Corp., 7.00%
                   Cumulative Redeemable
                   Preferred Stock*                06/10/94           2,596,621      2,596,621
27.28 sh.          LMC Operating Corp.,
                   Common Stock*                   02/09/96             545,599         4,799
52.08 sh.          LMC Credit Corp.,
                   Common Stock*                   02/09/96                   1             1
- ----------------------------------------------------------------------------------------------------------------------------
                                                                      3,142,221      2,601,421    11.0
- ----------------------------------------------------------------------------------------------------------------------------

42,404 sh.         MTI Holdings II, Inc.,          07/06/94 &
                   Common Stock*                   12/28/94             287,930         38,164
- ----------------------------------------------------------------------------------------------------------------------------
                                                                        287,930         38,164     0.2
- ----------------------------------------------------------------------------------------------------------------------------

             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 MARCH 31, 1996
                                  (unaudited)

- --------------------------------------------------------------------------------------------------------------------------------
Principal
Amount/                                          Investment           Amortized                  % of Total
Shares             Investment                       Date                Cost           Value     Investments
- --------------------------------------------------------------------------------------------------------------------------------
$1,460,000         R.B.M. Precision Metal
                   Products, Inc., 13.00%
                   Senior Subordinated
                   Secured Notes due
                   5/24/02(3)                      05/24/95           1,359,276      1,359,276
497.639 sh.        R.B.M. Precision Metal
                   Products, Inc., Warrants
                   to Purchase Common Stock*       05/24/95              82,955         82,955
- --------------------------------------------------------------------------------------------------------------------------------
                                                                      1,442,231      1,442,231     6.1
- --------------------------------------------------------------------------------------------------------------------------------
$3,934,080         Atlas Environmental, Inc.,
                   13.50% Senior Subordinated
                   Secured Notes due 01/19/03(4)   01/25/96           3,818,578      3,818,578

407,659 sh.        Atlas Environmental, Inc.,
                   Warrants to Purchase
                   Common Stock(5)*               01/25/96               40,766         40,766
- --------------------------------------------------------------------------------------------------------------------------------
                                                                      3,859,344      3,859,344    16.3
- --------------------------------------------------------------------------------------------------------------------------------
    Total Investment in Managed Companies (70.4% of net assets)      16,230,873     16,638,365    70.4
- --------------------------------------------------------------------------------------------------------------------------------
TEMPORARY INVESTMENTS:

$3,500,000         Ford Motor Credit Corporation,
                   5.13% Notes due 04/10/96        03/27/96           3,495,520      3,495,520
$3,500,000         Anheuser-Busch Companies,
                   Inc., 5.09% Notes due 04/10/96  03/27/96           3,495,555      3,495,555
- --------------------------------------------------------------------------------------------------------------------------------
    Total  Temporary Investments (29.6% of net assets)                6,991,075      6,991,075    29.6
- --------------------------------------------------------------------------------------------------------------------------------
    Total Investments (100.0% of net assets)                        $23,221,948    $23,629,440   100.0%
=================================================================================================================================

(1) The KEMET Corporation common stock trades on the NASDAQ National Market System.
(2) The notes will amortize in eight equal quarterly installments of $760,898 commencing on 11/30/99.
(3) The notes will amortize in three equal annual installments of $486,667 commencing on 5/24/00.
(4) The notes will amortize in five equal annual installments of $786,816 commencing on 1/19/99.
(5) The Atlas Environmental, Inc. common stock trades over the counter on a limited basis with quotations provided via the OTC Bulletin Board. The warrants have an exercise price of $8.00 per share.
 *   Non-income producing security.





             The accompanying notes to financial statements are an
                        integral part of this schedule.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 BALANCE SHEETS

                     MARCH 31, 1996 AND DECEMBER 31, 1995
                                  (unaudited)


                                                                                     1996                1995
                                                                                     ----                ----
ASSETS:
  Investments:
    Portfolio investments, at value:
      Managed companies (amortized cost -
         $16,230,873 and $16,677,145,
         respectively)                                                             $16,638,365        $13,401,816
    Temporary investments, at amortized cost                                         6,991,075         10,396,792
                                                                                   -----------        -----------
      Total investments                                                             23,629,440         23,798,608
  Cash and cash equivalents                                                            894,871            200,969
  Accrued interest receivable                                                          200,709            140,490
  Other assets                                                                           7,337              3,206
                                                                                   -----------        -----------
      Total assets                                                                 $24,732,357        $24,143,273
                                                                                   ===========        ===========

LIABILITIES:

  Payable for investments purchased                                                $   545,600        $         -
  Payable to affiliates (Notes 2, 3 and 4)                                              73,694             60,372
  Accounts payable and accrued liabilities                                              47,175             33,177
  Distributions payable to partners                                                    426,438            426,438
                                                                                   -----------        -----------

    Total liabilities                                                                1,092,907            519,987
                                                                                   -----------        -----------

CONTINGENCIES (Note 5)

NET ASSETS:

  Managing General Partner                                                              (3,563)            (3,725)
  Limited Partners (equivalent to $16.80
    and $16.79, respectively, per limited
    partnership unit based on 1,407,244
    units outstanding)                                                              23,643,013         23,627,011
                                                                                   -----------        -----------

      Net assets                                                                    23,639,450         23,623,286
                                                                                   -----------        -----------

         Total liabilities and net assets                                          $24,732,357        $24,143,273
                                                                                   ===========        ===========

             The accompanying notes to financial statements are an
                  integral part of these financial statements.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (unaudited)


                                                                        1996             1995
                                                                        ----             ----
INVESTMENT INCOME:

  Income:
    Interest                                                         $  483,644         $ 704,755
                                                                     ----------         ---------

      Total investment income                                           483,644           704,755
                                                                     ----------         ---------


  Expenses:
    Investment advisory fees (Note 2)                                    48,722            58,353
    Professional fees                                                    46,532            17,288
    Fund administration fees (Note 3)                                    35,843            35,843
    Administrative expenses (Note 3)                                     20,276            20,276
    Independent General Partner fees
      and expenses (Note 4)                                              18,318            18,862
    Other expenses                                                       14,756             8,524
    Amortization                                                              -             2,790
                                                                     ----------         ---------

      Total expenses                                                    184,447           161,936
                                                                     ----------         ---------

NET INVESTMENT INCOME                                                   299,197           542,819
                                                                     ----------         ---------

REALIZED AND UNREALIZED
  GAIN (LOSS) ON INVESTMENTS:

    Net realized (loss) gain on investments                          (3,539,416)          318,852
    Net change in unrealized gain (loss)
      on investments                                                  3,682,821            45,438
                                                                     ----------         ---------

         Net gain on investments                                        143,405           364,290
                                                                     ----------         ---------

NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS                                          $  442,602         $ 907,109
                                                                     ==========         =========



             The accompanying notes to financial statements are an
                  integral part of these financial statements.

                       FIDUCIARY CAPITAL PARTNERS, L.P.

                           STATEMENTS OF CASH FLOWS

              FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                 (unaudited)


                                                                              1996            1995
                                                                              ----            ----
 CASH FLOWS FROM OPERATING ACTIVITIES:

  Net increase in net assets resulting from operations                     $  442,602      $ 907,109
  Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
      Accreted discount on portfolio investments                              (12,857)       (19,434)
      Amortization                                                                  -          2,790
      Change in assets and liabilities:
         Accrued interest receivable                                          (60,219)      (105,878)
         Other assets                                                          (4,131)        (3,345)
         Payable to affiliates                                                 13,322        (11,116)
         Accounts payable and accrued liabilities                              13,998         10,042
         Prepaid interest income                                                    -          2,372
      Net realized loss (gain) on investments                               3,539,416       (318,852)
      Net change in unrealized (gain) loss
          on investments                                                   (3,682,821)       (45,438)
                                                                           ----------      ---------
         Net cash provided by operating activities                            249,310        418,250
                                                                           ----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of portfolio investments                                        (3,855,398)        (1,146)
  Proceeds from dispositions of portfolio investments                       1,320,711        971,472
  Sale (purchase) of temporary investments, net                             3,405,717       (713,004)
                                                                           ----------      ---------
    Net cash provided by investing activities                                 871,030        257,322
                                                                           ----------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Cash distributions paid to partners                                        (426,438)      (694,068)
                                                                           ----------      ---------
    Net cash used in financing activities                                    (426,438)      (694,068)
                                                                           ----------      ---------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                        693,902        (18,496)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                                         200,969        171,999
                                                                           ----------      ---------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                                            $  894,871      $ 153,503
                                                                           ==========      =========





             The accompanying notes to financial statements are an
                  integral part of these financial statements.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                      STATEMENTS OF CHANGES IN NET ASSETS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                    AND FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (unaudited)


                                                                            1996             1995
                                                                            ----             ----
Increase in net assets resulting from operations:
  Net investment income                                                $     299,197     $  2,037,186
  Net realized (loss) gain on investments                                 (3,539,416)       4,588,421
  Net change in unrealized gain (loss)
    on investments                                                         3,682,821       (7,180,010)
                                                                       -------------     ------------
      Net increase (decrease) in net assets
         resulting from operations                                           442,602         (554,403)

Repurchase of limited partnership units                                            -       (2,354,597)

Distributions to partners from net
   investment income                                                        (426,438)      (1,814,573)
                                                                       -------------     ------------

    Total increase (decrease) in net assets                                   16,164       (4,723,573)

Net assets:

  Beginning of period                                                     23,623,286       28,346,859
                                                                       -------------     ------------

  End of period (including undistributed
    net investment income of $95,372
    and $222,613, respectively)                                        $  23,639,450     $ 23,623,286
                                                                       =============     ============





             The accompanying notes to financial statements are an
                  integral part of these financial statements.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                       SELECTED PER UNIT DATA AND RATIOS

                 FOR THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (unaudited)


                                                                      1996            1995
                                                                      ----            ----
Per Unit Data:

  Investment income                                              $        .34     $      .46
  Expenses                                                               (.13)          (.11)
                                                                 ------------     -----------
    Net investment income                                                 .21            .35

  Net realized (loss) gain on investments                               (2.49)           .21

  Net change in unrealized gain (loss)
    on investments                                                       2.59            .03

  Distributions declared to partners                                     (.30)          (.30)
                                                                 ------------     -----------

    Net increase in net asset value                                       .01            .29

      Net asset value:
         Beginning of period                                            16.79           18.55
                                                                 ------------     -----------
         End of period                                           $      16.80     $     18.84
                                                                 ============     ===========

Ratios (annualized):
  Ratio of expenses to average net assets                                3.12%           2.27%
  Ratio of net investment income to
    average net assets                                                   5.06%           7.60%

Number of limited partnership units at end of period                1,407,244       1,526,949




             The accompanying notes to financial statements are an integral part of these selected per unit data and ratios.

                       FIDUCIARY CAPITAL PARTNERS, L.P.

                        NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1996
                                 (unaudited)

1.       GENERAL

         The accompanying unaudited interim financial statements include all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of FCM Fiduciary Capital Management Company ("FCM"), the Managing General Partner of the Fund, necessary to fairly present the financial position of the Fund as of March 31, 1996 and the results of its operations, changes in net assets and its cash flows for the period then ended.

         These financial statements should be read in conjunction with the Significant Accounting Policies and other Notes to Financial Statements included in the Fund's annual audited financial statements for the year ended December 31, 1995.


2.       INVESTMENT ADVISORY FEES

         As compensation for its services as investment adviser, FCM receives a subordinated monthly fee at the annual rate of 1% of the Fund's available capital, as defined in the Partnership Agreement. Investment advisory fees of $48,722 were paid by the Fund for the three months ended March 31, 1996.


3.       FUND ADMINISTRATION FEES

         As compensation for its services as fund administrator, FCM receives a monthly fee at the annual rate of .45% of net proceeds available for investment, as defined in the Partnership Agreement. Fund administration fees of $35,843 were paid by the Fund for the three months ended March 31, 1996.
FCM is also reimbursed, subject to various limitations, for administrative expenses incurred in providing accounting and investor services to the Fund. The Fund reimbursed FCM for administrative expenses of $20,276 for the three months ended March 31, 1996.


4.       INDEPENDENT GENERAL PARTNER FEES AND EXPENSES

         As compensation for services rendered to the Fund, each of the Independent General Partners receives from the Fund and Fiduciary Capital Pension Partners, L.P., an affiliated fund, (collectively, the "Funds") an annual fee of $30,000, payable monthly in arrears, together with all out-of-pocket expenses. Each Fund's allocation of these fees and expenses is based on the relative number of outstanding Units. Fees and expenses paid by the Fund for the three months ended March 31, 1996 totaled $18,318.


5.       CONTINGENCIES

         FCM was named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber Incorporated ("PaineWebber") and a number of its affiliates concerning the sale of 70 different limited partnerships and other direct investment programs. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice.

                        FIDUCIARY CAPITAL PARTNERS, L.P.

                                 MARCH 31, 1996
                                  (unaudited)

     During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Fund.

     A similar, though smaller, suit was filed against PaineWebber and various affiliated entities (not including FCM) during February 1996 in a California state court.

     FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

         As of March 31, 1996, the Fund held portfolio investments in eight Managed Companies, with an aggregate cost of approximately $16.2 million. These portfolio investments, which were made from net offering proceeds and the reinvestment of proceeds from the sale of other portfolio investments, represent approximately 70.4% of the Fund's net assets. When acquired, these portfolio investments generally consisted of high-yield subordinated debt, linked with an equity participation or a comparable participation feature in middle market companies. These securities were typically issued in private placement transactions and were subject to certain restrictions on transfer or sale, thereby limiting their liquidity. A number of the portfolio companies have prepaid their subordinated debt that the Fund held. In addition, three of the portfolio companies have successfully completed initial public offerings ("IPOs") of their stock. The Fund has sold the stock it held in these three companies, except for a portion of its KEMET Corporation ("KEMET") stock.

         As of March 31, 1996, the Fund's remaining assets were invested in short-term commercial paper. These funds are available to fund follow-on investments, for distribution to the partners or to fund the annual repurchase offer.

         During February 1996, the Fund sold its Huntington Holdings, Inc. ("Huntington") warrants. As discussed below, the Fund received $1,320,711 of proceeds from this transaction. These proceeds have been reserved by the Managing General Partner to partially fund either the Fund's 1996 repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies.

         During January 1996, the Fund invested $3,855,398 in Atlas Environmental, Inc. ("Atlas"). The investment consists of $3,934,080 of 13.5% Senior Subordinated Secured Notes due January 19, 2003, with warrants to acquire 407,659 shares of common stock. The warrants have an exercise price of $8.00 per share. The Atlas common stock is currently traded over the counter on a limited basis with quotations provided via the OTC Bulletin Board under the symbol "ATEV".

         During June 1994, the Fund invested $2,551,920 in LMC Operating Corp. ("LMC"). The investment consisted of $2,604,000 of 13.00% Senior Subordinated Notes due May 31, 1999 with warrants to acquire common stock.

         LMC has experienced significant operating difficulties since the Fund acquired its LMC investment during 1994. LMC's majority owner has taken a number of steps to improve LMC's operating and financial performance. These steps included hiring new senior management and significantly reducing staff. The majority owner has also contributed a significant amount of additional capital. However, it is anticipated that it will take some time for the company to regain its previous market position and return to profitability.

         During 1995, the majority owner requested that the Fund participate in a financial restructuring of LMC. The Fund agreed to the proposed restructuring, which was consummated during February 1996. As part of the restructuring, the Fund converted its existing LMC subordinated debt and warrants into preferred stock and agreed to make a follow-on investment for the purchase of $545,600 of new common stock. As a result of the restructuring, the Fund increased its ownership of LMC from approximately 13% to approximately 27%.

         Pursuant to the terms of the Fund's periodic unit repurchase policy that was adopted by the Fund's Limited Partners during 1993, the Fund will annually offer to purchase from its Limited Partners up to 7.5% of its outstanding Units for an amount equal to the current net asset value per Unit, net of a fee (not to exceed 2%) to be retained by the Fund to offset expenses incurred in connection with the repurchase offer. If the number of tendered Units in any year exceeds 7.5% of the outstanding Units, the Fund's General Partners may vote to repurchase up to an additional 2% of the outstanding Units. The 1996 repurchase offer will be mailed to the Limited Partners during October 1996. The actual redemption of tendered Units will occur on November 21, 1996.

         Accrued interest receivable increased $60,219 from $140,490 at December 31, 1995 to $200,709 at March 31, 1996. This increase resulted primarily from the accrual of interest due on the Atlas notes that were acquired during January 1996. This increase was partially offset by a decrease, to zero, in the accrued interest receivable attributable to the Fund's Canadian's investment.

         The $545,600 payable for investments purchased at March 31, 1996 represents the follow-on investment in LMC (as discussed above). Although the LMC financial restructuring was consummated during February 1996, the Fund did not actually fund the purchase of the new LMC common stock until April 1996.

         During the three months ended March 31, 1996, the Fund paid a cash distribution pertaining to the fourth quarter of 1995, in the amount of $426,438. The distribution for the first quarter of 1996 will be paid on May 15, 1996. Both of these quarterly distributions are equal to $.30 per Unit and represent an annualized rate equal to 6.0% of contributed capital.

         The Fund's investment period ended on December 31, 1995. Although the Fund is permitted to make additional investments in existing portfolio companies after 1995, the Fund is no longer permitted to acquire investments in new portfolio companies, except to fund commitments made prior to December 31, 1995. This will impact the amount of the Fund's quarterly distributions for 1996 and subsequent years because all proceeds from dispositions or maturities of investments will be distributed to investors, except to the extent the cash is needed to fund the annual repurchase offer or to fund any follow-on investments that the Fund may make in existing portfolio companies.

         As of December 31, 1995, the Fund had committed to make three new portfolio investments. In addition, the Fund had agreed in principle to the financial restructuring of LMC. As discussed above, one of the committed investments, Atlas, was acquired during January 1996 and the LMC financial restructuring was consummated during February 1996. The other two committed investments have been abandoned. The portion of the Fund's available capital that had been reserved for these abandoned investments is now reserved to fund either the Fund's 1996 repurchase offer or any additional follow-on investments that the Fund may make in existing portfolio companies.

         FCM was named as a defendant in a class action lawsuit brought in March 1995 against PaineWebber and a number of it affiliates concerning the sale of 70 different limited partnerships and other direct investment programs. During May 1995, the Court entered an order certifying the class and dismissing the class action against FCM without prejudice.

         During January 1996, PaineWebber signed a memorandum of understanding with the plaintiffs in the class action outlining the terms under which the parties have agreed to settle the case. Pursuant to that memorandum of understanding, PaineWebber irrevocably deposited $125 million into an escrow fund under the supervision of the United States District Court for the Southern District of New York to be used to resolve the litigation in accordance with a definitive settlement agreement and plan of allocation which the parties expect to submit to the court for its consideration and approval within the next several months. Until a definitive settlement and plan of allocation is approved by the court, there can be no assurance what, if any, payment or non-monetary benefits will be made available to unitholders in the Fund.

         A similar, though smaller, suit was filed against PaineWebber and various affiliated entities (not including FCM) during February 1996 in a California state court.

         FCM believes that this litigation will be resolved without any material adverse effect on the Fund's financial condition.

RESULTS OF OPERATIONS


Investment Income and Expenses

         The Fund's net investment income was $299,197 for the three months ended March 31, 1996 as compared to net investment income of $542,819 for the corresponding period of the prior year. Net investment income per limited partnership unit decreased from $.35 to $.21 and the ratio of net investment income to average net assets decreased from 7.60% to 5.06% for the three months ended March 31, 1996 as compared to the corresponding period of the prior year.

         Net investment income for the three months ended March 31, 1996 decreased primarily as a result of a decrease in investment income.

         Investment income decreased $221,111, or 31.4%, for the three months ended March 31, 1996, as compared to the corresponding period of the prior year. This decrease resulted primarily from the conversion of the Fund's LMC debt securities into non-dividend paying equity securities and the Canadian's bankruptcy. (Both of these items are discussed elsewhere in this Report.) The Fund's total investments also decreased as a result of the Fund's repurchase of 7.84% of its Units during the fourth quarter of 1995.

         Total expenses increased $22,511, or 13.9%, for the three months ended March 31, 1996, as compared to the corresponding period of the prior year.
This increase resulted primarily from increases in professional fees and other expenses. These increases were primarily the result of legal fees and other costs incurred in connection with Canadian's bankruptcy proceedings. The increases in professional fees and other expenses were partially offset by decreases in investment advisory fees and amortization expense. The investment advisory fees decreased as a result of the repurchase of Units by the Fund during the fourth quarter of 1995 and the realization during February 1996 of the loss on the Fund's Canadian's investment. Both the repurchase of Units and the realization of the Canadian's loss decreased the amount of the Fund's available capital (as defined in the Partnership Agreement), which is the base with respect to which the investment advisory fees are calculated. The Fund amortized its organization costs over a five year period beginning with the inception of the Fund in 1990. Therefore, these costs became fully amortized during 1995.

Net Realized Gain (Loss) on Investments

         Canadian's was a women's specialty retailer, which had 53 stores on the East Coast, including stores in the New York City and Philadelphia metropolitan areas. As widely reported in the business press, retailers almost universally experienced extremely disappointing sales during the 1995 holiday season. Women's specialty retailers were especially hard hit. This situation was exacerbated by severe winter weather which hampered store operations from Boston to Washington, D.C. As a result, a number of apparel retailers filed for bankruptcy.

         Canadian's did not escape the retailing downturn and experienced significant operating problems. These problems culminated in Canadian's filing for Chapter 11 bankruptcy protection on February 21, 1996 and ceasing all operations during March 1996. As discussed in the Fund's previous filings, Canadian's had embarked on a significant cost cutting program during the fall of 1995, which included closing marginal stores and reducing general and administrative costs. However, these measures were not sufficient to offset the negative impact of the unusually bad holiday season.

         As a result of these developments, it is now evident that the Fund will not recover any of its Canadian's investment. Accordingly, the Fund recognized the $4,756,316 loss on its Canadian's investment as a realized loss during the three months ended March 31, 1996. This loss recognition did not significantly affect the Fund's total net gain (loss) on investments for the three months ended March 31, 1996 because all but $5 of the loss was recorded as an unrealized loss during 1995.

         During December 1995, Huntington entered into a letter of intent, under the terms of which all Huntington stock would be sold for cash. The sale was consummated during February 1996. The Fund's share of the actual sales proceeds totaled $1,511,364, of which $1,320,711 was received during February 1996. The balance is being held in escrow to fund various transaction expenses and potential contingent purchase price adjustments, and as collateral for potential claims of the buyer with respect to representations made by the selling shareholders, including the Fund. While the escrow amount must be maintained for a two year period, certain of the sellers' representations will survive for longer periods of time, which could result in the Fund being required to reimburse the purchaser for certain costs and expenses after the escrow is released. The Fund valued the Huntington warrants at December 31, 1995 at an amount approximately equal to 75% of the ultimate sales proceeds (not including the Fund's share of the escrow) due to the inherent uncertainty that existed at that time as to whether the sale would actually be consummated.

         The Fund recognized a realized gain of $1,216,901 from this transaction during February 1996. The Fund has not assigned any value to its $190,653 share of the escrow because it is uncertain how much, if any, of the escrowed funds will ultimately be received by the Fund. Additional gain will be recognized if the Fund actually receives a distribution of any of the escrowed funds.

Net Unrealized Gain (Loss) on Investments

         FCM values the Fund's portfolio investments on a weekly basis utilizing a variety of methods. For securities that are publicly traded and for which market quotations are available, valuations are set by the closing sales, or an average of the closing bid and ask prices, as of the valuation date.

         Fair value for securities that are not traded in any liquid public markets or that are privately held are determined pursuant to valuation policies and procedures that have been approved by the Independent General Partners and subject to their supervision. There is a range of values that are reasonable for such investments at any particular time. Each such investment is valued initially based upon its original cost to the Fund ("cost method"). The cost method is used until significant developments affecting the portfolio company provide a basis for use of an appraisal valuation. Appraisal valuations are based upon such factors as the portfolio company's earnings, cash flow and net worth, the market prices for similar securities of comparable companies and an assessment of the portfolio company's future financial prospects. In a case of unsuccessful operations, the appraisal may be based upon liquidation value. Appraisal valuations are necessarily subjective. The Fund also may use, when available, third-party transactions in a portfolio company's securities as the basis of valuation ("private market method"). The private market method is used only with respect to completed transactions or firm offers made by sophisticated, independent investors.

         As of December 31, 1995, the Fund had recorded $2,609,492 of unrealized gain and $5,884,821 of unrealized loss on investments. Therefore, as of December 31, 1995, the Fund had recorded a total net unrealized loss on investments of $3,275,329.

         The net increase in unrealized gain (loss) of investments during the three months ended March 31, 1996 and the cumulative net unrealized gain on investments as of March 31, 1996, consisted of the following components:

                                                              Unrealized Gain (Loss) Recorded
                                                              -------------------------------
                                                           During the Three
                                                            Months Ended                 As of
         Portfolio Company                                  March 31, 1996          March 31, 1996
- ----------------------------------                         ---------------          ---------------
Unrealized net loss recorded during
    prior periods with respect to
    investments disposed of during
    the period                                             $  3,841,121              $         -
Neodata                                                               -                 (337,944)
KEMET                                                           (38,423)                 622,328
Amity                                                          (137,677)                 734,495
Elgin/ENI                                                        17,800                  179,179
LMC                                                                   -                 (540,800)
MTI II                                                                -                 (249,766)
                                                           ------------              -----------
                                                           $  3,682,821              $   407,492
                                                           ============              ===========


         The Neodata Corporation ("Neodata") stock was written down to a negligible amount during 1995. The Partnership has consistently valued this investment based upon a multiple of Neodata's cash flow. Because Neodata's long-term debt presently provides for the accrual, rather than current payment, of interest, the Company's debt has grown to a level which exceeds the Partnership's valuation.

         KEMET completed an IPO of its common stock during 1992. The stock, which trades on the NASDAQ National Market System, closed at $22.625 (an average of the closing bid and ask prices) on March 31, 1996. This price is down from the closing price of $34.125 on December 31, 1995. Based on the $22.625 closing trading price of the common stock, the 27,944 shares of common stock that the Fund held at March 31, 1996 had a market value of $632,233.

         The Amity warrants and common stock were written down in value at March 31, 1996 to bring Amity's valuation more in line with the valuation of other comparable companies in its industry.

         The ENI Holding Corp. preferred stock is being written up in value quarterly to reflect the amount of the cumulative 10% preferential dividend that has accrued with respect to the preferred stock.

         As discussed above, LMC has experienced significant operating problems since the Fund acquired its LMC investment during 1994 and the Fund's LMC investment was recently restructured. As a result of LMC's operational difficulties and the fact that the Fund now owns equity securities rather than debt securities, the Fund wrote its LMC investment down by $540,800 during 1995.

         The MTI II common stock was written down in value during 1994 based upon an independent third party valuation of the company that was obtained by MTI II's management.

         FCM continually monitors both the Fund's portfolio companies and the markets, and continually evaluates the decision to hold or sell its traded securities.